Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-203061) of our report dated February 24, 2017 relating to the statements of financial condition of United States Commodity Funds LLC as of December 31, 2016 and 2015, which appears in this Annual Report on Form 10-K of United States Natural Gas Fund, LP.

/s/ BPM LLP

San Francisco, California

February 24, 2017